Exhibit 10.1

[English Translation]

EMPLOYMENT AGREEMENT

AVNET EUROPE COMM VA

and

Patrick ZAMMIT

January 22, 2015

BETWEEN:

(1)AVNET EUROPE COMM VA whose registered office is at 1831 Diegem, Kouterveldstraat 20, registered in the Crossroads Bank of Enterprises’ Legal Entity Register under Employer number BE 0464.298.616 validly represented by Peter Bielefeld, in his capacity of Permanent Representative (the Employer);

and

(2)Patrick Zammit, who resides in ___ Brussels, __________,  (the Employee);

each referred to as a Party and together as the Parties.

IT IS AGREED:

DEFINITIONS

•	In this agreement (the Employment Agreement) the following terms have the following meaning:

•	Employment Law means the Belgian law of 3 July 1978 on employment contracts (published in the Belgian Official Gazette on 22 August 1978) as amended from time to time.

•	CBA means a collective bargaining agreement.

•	Clause means a clause in the Employment Agreement.

•	Custom means a general practice which has occurred on a regular basis over a certain number of years.

•

Group means the Employer and its affiliated companies and persons (as defined in article 11 of the Company Code).  The definitions of Book I, Title II, Chapter II of the Company Code are applicable in this regard; and Group Company is to be interpreted accordingly.

•

Undertaking means any organisation – including any corporate person, person or association – acting in the context of its independent economic or professional activity, even if it is only performed by one person and irrespective of whether the activity is performed in pursuit of profit.

•

Intellectual Property means all intellectual property rights, including copyrights, patents, models, design rights, trademark rights, sui generis rights, and all other possible intellectual property rights and related rights in works, documents, images, performances, creations, computer programs, databases, studies, research, methods, implementations, or inventions etc, including all related and associated rights and all other forms of similar protection throughout the world.

•	Law on Copyright means the law of 30 June 1994 on Copyrights and Neighbouring Rights (published in Belgian Official Gazette on 27 July 1994), as modified from time to time.

•

Confidential Information means personal data or commercial, technical, strategic, operational or financial data concerning the Employer or the Group, or business partners or employees of either or both, which the Employee has obtained in the context of the Employment Agreement or due to his employment within the Group, irrespective of the form of the data (electronic, hard copy, verbal, etc).

•	Company Code means the Belgian Company Code dated 7 May 1999 (published in the Belgian Official Gazette on 6 August 1999) as amended from time to time.

•	Collaborator means an employee, attorney-in-fact, representative, agent, partner, (direct or indirect) majority shareholder, owner, appointee or independent service provider.

•	Penal Code means the penal code of 8 June 1867 (published in Belgian Official Gazette on 9 June 1867), as modified from time to time.

1.	APPOINTMENT

The Employer will employ the Employee and the Employee will serve the Employer for an indefinite period as President, Avnet Technology Solutions, on the terms set out in the Employment Agreement. This appointment has taken effect as of 5 January 2015.

Parties agree however that the original date of commencement of employment was September 1, 1993.

The Employee will also be responsible for the management of the Avnet Technology Solutions Group in the Americas, Europe, Middle East and Africa, and Asia-Pacific.

The Employer may assign to the Employee tasks, duties and missions additional to those that the Employee is retained to carry out, including service as officer or director of other Group companies.  Any such new assignment does not constitute a breach of contract to the extent that it is in line with the Employee's qualifications and does not adversely affect his remuneration package.

2.	WORKPLACE

The Employee will exercise his functions mainly at the Employer's registered office at Diegem.

The Employer may at its sole discretion assign the Employee to another place of work within 80 kilometres from the Employer's registered office for a temporary or indefinite period. The Employer may also assign the

Employee to another place of work outside 80 kilometres Employer's registered office for a temporary or indefinite period, however with the Employee’s consent.

It is recognized that the Employee's duties and responsibilities for the Employer will require the Employee to undertake national and international travel.

3.	WORKING HOURS

The Employee holds a management position or a position of trust with the Employer as determined by the Royal Decree of 10 February 1965.

As a minimum, the Employee must perform his duties during the Employer’s normal business hours. The Employee must also perform his duties outside these normal business hours insofar such additional time is necessary to properly fulfil those duties.

The Employee's remuneration, as determined in the Employment Agreement, includes any additional work performed in accordance with this Clause 3.  The Employee is therefore not entitled to any additional payments or holidays for additional work performed.

4.	GENERAL OBLIGATIONS OF THE EMPLOYEE

The Employee must perform the Employment Agreement loyally and in good faith, and must promote the interests of the Employer and the Group at all times and in all circumstances.

The Employee must perform all duties and exercise all powers as the Employer may assign to or vest in him. In carrying out his duties,  the Employee must at all times exercise the care of a cautious and diligent employee with the same or similar responsibilities.

The Employee must immediately give the Employer all information that the Employer requests and must comply with all instructions from the Employer.

5.	TAX REGIME

The Employer has filed a request on behalf of the Employee and has obtained the application of the special tax regime for foreign executives.

The Employee will not undertake any action that could jeopardize the approval or continued application of the special tax regime for foreign executives or reduce the benefits for the Employer.

The Employee shall keep all documents related to his professional travel outside Belgium, such as boarding passes, train tickets, visa stubs, etc., and forward these upon simple request of the Employer or designated tax consultancy firm to the latter.

If the Employee ever loses the benefits and the application of the special tax regime for foreign executives, for whatever reason,  the Employer will not be liable and will not be held to compensate the Employee in any way.

If in the course of performance of the Employment Agreement, the benefit of the expatriate tax regime which currently applies to the Employee would be withdrawn or lost, then the Employer shall use its best efforts to explore and agree with the Employee alternative terms and conditions which will aim at minimizing the adverse financial impact of such withdrawal or loss, without however resulting in an excess salary cost to the Employer.

6.	REMUNERATION

6.1	Salary

The Employer must pay the Employee a gross fixed yearly salary of EUR 440,000, payable in 13.92  instalments. The Employee's monthly salary is payable in arrears on the last day of every month. The relevant CBAs regulate the entitlement to indexation of the salary and how it is calculated and attributed.

The gross annual salary includes double holiday pay and a (pro rated) 13th month salary, as determined by the regulations in the applicable CBAs or company arrangements.

The gross annual salary also includes the allowances as defined by and according to the Belgian Tax Circular of August 8, 1983.

The Employee hereby waives any claims for potential arrears in payment of the Employee’s fixed annual gross salary (as defined above) for the past.

6.2	Payment

The salary, the holiday pay and the eventual end-of-year bonus is paid into the Employee's bank account, with account number _________________, after deducting the relevant social security contributions and withholding taxes.

6.3	Bonus

The Employee will be entitled to an additional incentive pay (the Bonus),  if the Employee attains certain targets.

The amount of the Bonus, the measurement criteria and the terms of payment are defined in the annual incentive pay plan (the Bonus Plan), which is agreed upon between the Parties at the beginning of each fiscal year.

For FY 15, the target Bonus is 440,000 EUR gross, to be pro rated and increased with vacation pay.

6.4	The Employee is also entitled to all other benefits which the applicable laws or CBAs entitle him to.

7.	COMPANY CAR

The Employer must provide the Employee with a company car (the Company Car), type BMW 740 standard (or similar), for carrying out his professional activities. The Employer must also provide the Employee with a fuel card (the Fuel card).

The Employee must use the Company Car and the Fuel card with due diligence, in accordance with the Employer’s car policy (the Car Policy).  The Employee acknowledges having received a copy of the Car Policy, having examined its content, and agrees to comply with it.

The Employee may use the Company Car for private purposes, in accordance with the terms and conditions of the Car Policy.

A benefit in kind will be declared in line with the applicable tax and social security regulations.

8.	REIMBURSEMENT OF EXPENSES

The Employer will reimburse the Employee for his actual travel expenses and other expenses made in performance of the Employment Agreement, to the extent that those costs are accompanied by the appropriate documentary evidence and are in line with the Employer’s (travel, expenses and other related) policies.  The expenses must be reasonable in amount and type and they must be made in the interest of the Employer.

The reimbursement of expenses cannot be deemed to be salary.

9.	GENEROSITIES

9.1	Definition

In this article the term Generosity means:

Any advantage to which the Employee has no right under the law, the applicable CBAs or the Employment Agreement.

9.2	Adjudication and withdrawal

The Employer may award a Generosity to the Employee, under conditions determined by the Employer itself. The Employer may also withdraw a Generosity, with no obligation to justify this towards the Employee. The Employer may also unilaterally withdraw or change the conditions made by itself for the award of Generosity. The Employee recognises the Employer's autonomy in this matter.

The Employee has no right to a Generosity. By this agreement, the parties expressly exclude Custom as a source of any right to a Generosity.

The Employee may not claim any pro rated right to a Generosity in case the Employment Agreement is terminated.

10.	VACATION AND HOLIDAYS

The Employee is entitled to 20 working days' leave each year. He is also entitled to the public holidays provided for by law. The holidays must be taken during the calendar year of the entitlement. The Employee is also entitled to 10 recuperation days, 4 seniority days and 2 additional vacation days, as provided for in the applicable CBAs.

The Employee may only take leave at times agreed in advance with the Employer.

11.	SICKNESS AND INJURY

If the Employee is absent from work due to injury or sickness, the performance of the Employment Agreement is suspended for the duration of the absence.

The Employee must inform the Employer immediately of the sickness or injury, to enable the Employer to take the necessary steps to ensure the continuity of business. The Employee must provide the Employer with a medical certificate to prove the sickness or injury within 48 hours.

If not already covered by the existing health insurances, the Employer will subscribe to an insurance in order to guarantee that the Employee will be paid his full monthly remuneration during the first 6 (six) months of sickness or injury, or to an additional insurance if the existing insurance would limit the time period.

12.	EXCLUSIVITY CLAUSE

The Employee acknowledges and accepts that his duties and responsibilities demand, and his remuneration was fixed in such a way,  so that the Employee is required to devote his full working time and ability to the Employer's business.

The Employer must consent in advance if the Employee wishes to undertake any other professional activity. The Employer may refuse its consent without giving reasons, or may subject its consent to certain conditions.

This consent is required for any professional activity, whether or not remunerated, that:

(1)	the Employee carries out directly as a self-employed person or as an employee, officer or representative of a company or unincorporated association; or

(2)	a company or unincorporated association that is under the Employee's control carries out.

The Employee is prohibited from performing any other activity (whether or not remunerated, for his own account or for a third party, directly or indirectly, alone or in collaboration with a third party) other than in performance of the Employment Agreement, that:

(1)	is competitive in any way with the Employer's or the Group's activities;

(2)	is harmful in any way to the interests or reputation of the Employer, the Group or of the clients of the Employer or the Group; or

(3)	obstructs or prevents the proper performance of the Employment Agreement.

13.	CONFIDENTIALITY

13.1	Both during the term of the Employment Agreement and after it ends, the Employee must not:

•	disclose any Confidential Information to any third Party;

•	use any Confidential Information for his own purposes (whether or not for financial gain) or for the purposes of any other third party (whether or not for financial gain); or

•	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information.

13.2	Both during the term of the Employment Agreement and after it ends, the Employee must:

•

spontaneously, or at the latest on the first request of the Employer or the associated companies, return all Confidential Information to the Employer or the associated companies, irrespective of how the Confidential Information is stored; and

•	inform his new employer or customer of this obligation.

13.3	Clause 13.1 will not apply to:

(a)	any use or disclosure which is necessary in the context of and for the purpose of the proper performance of the Employment Agreement;

(b)	any use or disclosure with the prior written consent of the Employer; or

(c)	any disclosure ordered by a court or other competent authority.

13.4	The following offences are criminally sanctioned:

(a)	The distribution of trade secrets (article 309 Penal Code).

(b)	Defamation (articles 443, 444 and 445 Penal Code).

(c)	Internal hacking (article 550bis §2 Penal Code).

14.	TRANSFER OF INTELLECTUAL PROPERTY RIGHTS

14.1	Transfer

From the date of its creation, the Employee assigns all Intellectual Property rights created during the existence of the Employment Agreement and the context of the Employment Agreement in an exclusive, irrevocable and unconditional manner, in full and unburdened property and in the broadest sense, meaning for all current and future creations, for all current and future means and forms of exploitation of the protected works, for the whole term of the relevant Intellectual Property right and worldwide.

14.2	Exploitation

Only the Employer has the right to decide whether, when and how the creation, to which the transferred rights relate, is exploited, for example:

(i)	on paper, such as books, magazines, leaflets;

(ii)	electronically, such as diskettes, compact disks, software programs, networks; or

(iii)	through public information, seminars, etc.

Works which have not been exploited, and their associated rights, remain part of the exclusive property, except for the Employer's right to transfer them.

14.3	Compensation

The Employee’s remuneration, as set out in this Employment Agreement, fully compensates the Employee for the transfer of Intellectual Property rights as described in Clause 14.1.

Notwithstanding this Clause 14.3, the Employer must pay the Employee a share of the profits for each exploitation of a copyright-protected work created by the Employee, excluding works taking the form of computer programs or databases, in accordance with a future form of exploitation as set out in article 3 §1 section 6 of the Law on Copyright.

This compensation must be equal to 5% of the net profit generated by that new form of exploitation. This compensation is limited to an amount equal to 10% of the last gross monthly remuneration.

14.4	Name

To the extent permissible by law, the Employer need not state the Employee's name on the copyright-protected works and/or may change the works or have them changed, to the extent that the Employer thinks this is necessary for the exploitation of the works,  subject to the Employee's right to oppose any deformation, mutilation or other alteration of his work or other damage to his work that could injure his honour or reputation. The parties expressly agree that if a work appears without the Employee's name, it cannot harm the Employee’s reputation or honour

14.5	Aid of the Employee

The Employee must provide all help to the Employer or the Group to obtain the right or relevant legal titles, amongst others by giving all necessary permissions, signing the necessary documents and participating in the proceedings to obtain that right or title.

14.6	Obtaining the right

The Employee declares and hereby commits that he has obtained or legally acquired the Intellectual Property rights to the works he has generated and offered to the Employer, including all parts (such as pictures, graphic elements, illustrations, graphics) of the works. The Employee confirms that the works, including the pictures, graphic elements, illustrations and graphics, as offered to the Employer, do not injure third-party Intellectual Property rights or breach any legislation (concerning, for example, public order or good morals). The Employee confirms that to the extent the works contain portraits, the necessary prior consent for publication of these portraits or pictures was obtained.

15.	TERMINATION OF THE AGREEMENT

15.1	Notice given by the Employee

The Employee may terminate the Employment Agreement by giving notice or paying compensation in lieu of notice to the Employer.  The applicable notice period will be determined consistent with the seniority obtained by the Employee under the Employer’s service at the time the notice period begins, in accordance with article 37/2, § 2 of the Employment Law.

15.2	Notice given by the Employer

The Employer may terminate the Employment Agreement by giving notice or paying compensation in lieu of notice to the Employee.  The applicable notice period will be determined consistent with the seniority obtained by the Employee under the Employer’s service at the time the notice period begins, in accordance with article 37/2, § 1 of the Employment Law.  This provision does not in any way affect the application of article 37/6 of the Employment Law, nor the Employer's ability to terminate the Employment Agreement with immediate effect, without notice or payment in lieu of notice, for serious cause (dringende reden/motif grave).

16.	SERIOUS CAUSE

The Employer may terminate the Employment Agreement with immediate effect, without notice or payment in lieu, if serious misconduct or any other conduct of the Employee renders it immediately and definitively impossible to continue any further professional relations between the Parties.

Examples of serious cause (dringende reden) which would result in the immediate termination of the Employment Agreement, include but are not limited to:

1.	any serious breach by the Employee of his duties, as defined by the Employment Agreement;

2.	any breach of the duty of confidentiality;

3.	any forgery of documents, or fraud;

4.	any misuse of a credit card of the Employer or the Employer’s funds;

5.

any other criminal offence or any other act which is of such nature that it definitively breaks the trust between the Parties or which could damage the reputation or public image of the Employer or the Group, provided, however, that any criminal offence charged to the Employee solely by virtue of his status as a director or officer of any Group Company and not by virtue of any act or wilful omission by him shall not constitute serious cause;

6.	any unjustified absence of three consecutive days;

7.	any public statement which could damage the reputation or the public image of the Employer or any other Group Employer; and

8.	any breach by the Employee of a third party's Intellectual Property rights.

17.	DUTIES OF THE EMPLOYEE UPON TERMINATION

On termination of the Employment Agreement, for whatever reason, the Employee must return to the Employer immediately the following:

•	all business cards and credit cards issued to him by the Employer or by any other company of the Group;

•	all documents containing Confidential Information (without making any copies) that are in his possession;

•	the keys to the Employer’s premises;

•	the Company Car and Fuel Card;

•	all materials pertaining to any Intellectual Property rights transferred to the Employer; and

•	all other property, materials, and equipment in his possession belonging to the Employer or any other company of the Group.

Any arrangement or agreement between the Parties about terminating this Employment Agreement must be treated as Confidential Information, and the confidentiality clauses in this Employment Agreement therefore apply in relation thereto.

 The following Clauses survive the other stipulations of this Employment Agreement and remain in force after its termination, regardless of the manner of termination: 13, 14, 17, 18, 19, 20, 21, 24 and 25.

18.	UNFAIR COMPETITION – NON-SOLICITATION OF CUSTOMERS

18.1

The Employee is prohibited from engaging  in or co-operating in any unfair competition, both during the performance of and after the termination of the Employment Agreement. Examples of unfair competition include, but are not limited to, the following:

(1)

Use of the Employer’s name or logo or the name or logo of any other Group company for the Employee’s own benefit or for the benefit of any corporate person or individual other than the Employer or the Group;

(2)	Any act which could confuse the Employer's or any Group company’s clients or suppliers about the activity of the Employer or the activities of the Employer or the Group;

(3)	The Employee representing himself as being in any way connected with or interested in the business of the Employer or the Group after the termination of the Employment Agreement; or

(4)

Any attempt to induce or encourage any agent, any other intermediary, supplier or service provider of the Employer or the Group to cease providing services or the delivery of goods to the Employer or the Group or to change the conditions under which these goods or services are delivered in a manner that is disadvantageous to the Employer or the Group.

18.2

The following practices will also be considered unfair competition, to the extent that they are associated  with one of the practices referred to under Clauses 18.1(1) – 18.1(4)or have the intention or effect or is accompanied by the destabilising of the Undertakings of the Employer or the Group, causing confusion, being misleading, portraying the Employer or Group in a bad light, making deceptive statements, using Confidential Information, obtaining disproportionate advantages, engaging in parasitic competition, abusing rights or being an accomplice as a third party to a breach of contract:

(1)	(Directly or indirectly) soliciting Collaborators of the Employer or the Group (irrespective of whether these Collaborators would breach their own employment agreement or contract).

(2)

Enticing away clients or prospective clients of the Employer or the Group.  For the purpose of this Clause "prospective clients" means Undertakings with whom the Employer or the Group is or has been in negotiation with at any given time in the three-year period preceding the termination of the Employment Agreement with a view to providing services and/or goods to that Undertaking, unless the Employer or the Group respectively has decided that it will not provide services or goods to the Undertaking concerned.

18.3	Clause 18 in no way affects Clause 19 (Non-compete).

19.	SPECIAL NON-COMPETITION CLAUSE

19.1	Background

The Employer has:

•	an international scope of activities;

•	important economic, technical or financial interests in international markets; or

•	its own research department or a department which develops original industrial models.

During his employment with the Employer,  the Employee will be involved in the Employer's international management.  As a result, he will acquire exceptional experience in, knowledge of and insight into the Employer's international administrative and financial management and other practices specific to the Employer or the Group, the use of which outside the business would seriously damage the Employer.

19.2	Subject

Therefore, if the Employment Agreement ends for whatever reason, the Employee is prohibited from undertaking any activity that competes with the Employer either directly, by exploiting an Undertaking himself, or indirectly by accepting a position as a Collaborator in an Undertaking with competing activities. Hereby, it is irrelevant whether or not the competing activity is fair or unfair, and whether or not it is performed for the Employee’s own account or for the account of a third party.

19.3	The non-compete obligation set out in this Clause 19:

•

only applies if the Undertaking referred to in Clause 19.2 competes with or is contemplating competing with the Employer or the Group and is limited to identical or similar activities to those performed by the Employee for the Employer or the Group;

•	applies in the Americas, Europe, Middle East and Africa, and Asia-Pacific;

•	applies for 12 months from and including the day on which the Employment Agreement ends.

19.4	Conditions for enforcement

The non-compete obligation set out in this Clause 19 does not apply in the event of termination of the Employment Agreement by the Employee for serious cause (dringende reden/motif grave) attributable to the Employer.

If any applicable CBA or other regulation limits the conditions for deviating non-compete clauses in comparison with the conditions that apply at the time of signing the Employment Agreement, this Clause 19 will automatically be adjusted to reflect those changed conditions, insofar as that CBA or other regulation applies to clauses such as this Clause.

In the event any competent court holds that the territorial scope of Clause 19 is deemed to be too wide and hence puts an undue burden on the Employee, the parties agree to nevertheless observe the key provisions of the covenant (since they recognize the business interests of the Employer in this covenant) but to limit the territorial scope of Clause 19 to the countries listed in Annex A.

19.5	Waiver – compensation - sanction

Within 15 days of the Employment Agreement ending, the Employer may waive its rights under this Clause 19 for any reason at its discretion.  Any such waiver must be given in writing.

If the Employer does not waive the application of this Clause 19, the Employer must pay the Employee a one-off lump-sum payment equal to 100% of the Employee’s gross fixed salary for a period equivalent to the number of months during which this Clause 19 applies. The reference salary to be taken into account is the gross salary that the Employee received during the month preceding the day on which his employment was terminated.

If the Employee breaches this Clause 19,  the Employee must reimburse the Employer for the amount paid by the Employer under the previous paragraph, and in addition pay the Employer an equivalent amount as a penalty. The Employer may claim additional compensation based on the actual suffered and proven by the Employer.

20.	NON-SOLICITATION

The Employee must with regards to any person who is at any time during the term of the Agreement

(1)	a Collaborator of the Company or any Group company:

•	not attempt or participate in an attempt to

•	recruit that person (or otherwise employ them as a self-employed service provider, or in any other capacity); or

•	incite that person to end his or her professional relationship with the Employer or any Group company;

(2)	a client, prospective client, supplier or any other party to a contract with the Employer, or any Group company entice that entity;

•	to terminate its relationship with the Employer or any Group company; or

•	substantially reduce its business with the Employer or any Group Company, or change the terms and conditions of the business with the Employer in any unfavourable way.

For the application of this Clause 20 "prospective client" means: persons, companies, or any other entities that the Employer or the Group is negotiating with, or has negotiated with a view to the supply of services or goods to that person, company or other entity, except where the Employer or the Group has decided that it does not wish to supply goods, or services to the person, company or other entity in question.

The limitation imposed in this Clause 20 applies both during the term of the Employment Agreement and during a period of 12 months after the termination thereof.

21.	LIABILITY OF THE EMPLOYEE

If the Employee breaches any of the provisions of Clause 12 (Exclusivity), 13 (Confidentiality), 18 (Unfair Competition), 19 (Special Non-Competition) or 20 (Non-Solicitation), the Employer or the Group is entitled to (i) claim damages from the Employee based on actual loss sustained and (ii) implement any other measure deemed necessary to protect their rights (including suspension of the Employment Agreement, initiating a claim or summary proceedings etc.) without any prior formal notice.

22.	ADDITIONAL COMPENSATION AND BENEFITS

During the employment the Employer shall reimburse the Employee:

•

expenses incurred for private schooling of his children (up to the end of secondary school or earlier), upon presentation of invoices up to a maximum amount of 5,000 EUR per year, per child. If a taxation is required by law, the Employee himself is responsible for this;

•

the annual contribution to the French Management Pension insurance at Groupe Humanis (CRE + IRCAFEX).  The quarterly premium is calculated on a reference salary, fixed at EUR 184,083 for 2014, and revaluated annually.  The contribution rates are fixed by collective agreement and may be revaluated from time to time. If a  taxation is required by law, the Employee himself is responsible for this.

23. WORK REGULATIONS

The Employee acknowledges having received a copy of the work regulations.

24.	APPLICABLE LAW

The Employment Agreement is governed by and construed in accordance with Belgian law.

25.	CLAUSE OF JURISDICTION

Any dispute concerning the Employment Agreement, including its construction, performance and termination, must exclusively be submitted to the Belgian labour courts.

26.	GENERAL

This Employment Agreement constitutes the whole agreement between the Employee and the Employer and replaces any previous agreement, arrangement or correspondence on the subject matter of this agreement with any affiliated company of the Group, except for the indemnity agreement between the Employee and Avnet, Inc. and the agreement on change of control between the Employee and Avnet, Inc., which remain applicable.

This Agreement has been issued in both an English and a Dutch version. In case of discrepancies or contradictions between the two language versions, the Dutch version will prevail.

This agreement was signed in Phoenix, Arizona, on January 22, 2015, in 2 originals. By signing this agreement each party acknowledges having received one original.

The Employee

/s/ Patrick Zammit

Patrick ZAMMIT

The Employer

/s/ Dirk De Vos

Dirk De Vos

Vice President HR EM EMEA

ANNEX A

Australia

Austria

Belgium

Brazil

Canada

China

Czech Republic

Denmark

France

Germany

Hong Kong

Hungary

India

Indonesia

Ireland

Israel

Italy

Malaysia

Mexico

Netherlands

Poland

Romania

Russian Federation

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Taiwan

Thailand

Turkey

United Arab Emirates

United Kingdom

United States